Stan Jeong-Ha Lee, CPA

2160 North Central Rd. Suite 209 Fort Lee NJ 07024

P.O. Box 436402 San Diego CA 92143-6402

619-623-7799 Fax 619-564-3408 E-mail: stan2u@gmail.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-effective Form S-1, of our report dated June 16, 2013, relating to the audited financial statements of Skoda Ventures, Inc. as of May 31, 2013 and for the period from August 16, 2012 (inception) to May 31, 2013 and to the reference to our Firm under the heading "Experts" in the Prospectus.

/s/ Stan J.H. Lee. CPA

Stan Jeong-Ha . Lee, CPA

August 1, 2013

Fort Lee, New Jersey